                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        Commission file number 001-13913

                                WADDELL & REED FINANCIAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
     (4) Date Filed:
         -----------------------------------------------------------------------

          [LOGO]

March 25, 1999

TO THE STOCKHOLDERS OF
Waddell & Reed Financial, Inc.:

    Waddell & Reed Financial, Inc.'s 1999 annual meeting of stockholders will be held in the William T. Morgan Auditorium at the executive offices of the Company, 6300 Lamar Avenue, Overland Park, Kansas at 10:00 a.m., Central Daylight Time, on Wednesday, April 28, 1999.

    The accompanying formal notice and proxy statement discuss matters which will be presented for a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

    It is important that your shares be voted at this meeting. Please mark, sign and return your proxy. If you attend the meeting in person, you may withdraw your proxy and vote your stock if you desire to do so.

    We hope that you will take this opportunity to meet with us to discuss the results and operations of the Company during 1998.

                                              Sincerely,

                                              [SIG]

                                              Keith A. Tucker
                                              CHAIRMAN OF THE BOARD
                                              & CHIEF EXECUTIVE OFFICER

                                              [SIG]

                                              Henry J. Herrmann
                                              PRESIDENT & CHIEF INVESTMENT OFFICER

                         WADDELL & REED FINANCIAL, INC.
                               6300 Lamar Avenue
                          Overland Park, Kansas 66202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 28, 1999

To the Stockholders of
Waddell & Reed Financial, Inc.

    NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Waddell & Reed Financial, Inc. (the "Company") will be held at the executive offices of the Company, 6300 Lamar Avenue, Overland Park, Kansas, on Wednesday, April 28, 1999, at 10:00 a.m., Central Daylight Time, for the following purposes:

    1. To elect the nominees shown in the proxy statement as directors to hold office until the 2002 Annual Meeting of Stockholders of the Company or until their respective successors shall have been duly elected and qualified.

    2. To approve the Waddell & Reed Financial, Inc. 1999 Management Incentive Plan.

    3. To ratify the appointment of KPMG LLP, certified public accountants, as independent auditors for the Company for the fiscal year ending December 31, 1999.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    These matters are more fully discussed in the accompanying proxy statement.

    Only common stockholders of record at the close of business on March 8, 1999 are entitled to notice of and to vote at the annual meeting.

    All stockholders are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your shares voted, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Your proxy may be revoked by appropriate notice to the Secretary of Waddell & Reed Financial, Inc. at any time prior to the voting thereof.

    The annual meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be terminated at any such adjourned meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              [SIG]
                                              Helge K. Lee,
                                              General Counsel & Secretary

Overland Park, Kansas
March 25, 1999

                         WADDELL & REED FINANCIAL, INC.
                               6300 Lamar Avenue
                          Overland Park, Kansas 66202
                                 (913) 236-2000
                                 March 25, 1999

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 28, 1999

SOLICITATION OF PROXIES

    This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Stockholders are furnished to holders of Class A and Class B common shares, par value $0.01 per share (the "Common Shares"), of Waddell & Reed Financial, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on April 28, 1999, at 10:00 a.m. in the William T. Morgan Auditorium, at the executive offices of the Company, 6300 Lamar Avenue, Overland Park, Kansas 66202, and at any postponements or adjournments thereof. Only those stockholders of record at the close of business on March 8, 1999, will be entitled to receive notice of, and to vote at, the Annual Meeting. Copies of this Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Stockholders are first being mailed to stockholders on or about March 25, 1999. Keith A. Tucker and Henry J. Herrmann are named as proxies in the Proxy and have been designated as directors' proxies by the Board.

    All Common Shares represented by each properly executed Proxy received by the Board pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the Proxy. If no directions have been specified on a Proxy, the Common Shares represented by that Proxy will be voted as follows:

    "FOR" the election of directors of the nominees named on the accompanying Proxy;

    "FOR" the approval of the Company 1999 Management Incentive Plan; and

    "FOR" the ratification of the appointment of KPMG LLP, certified public accountants, as independent auditors for the Company for fiscal year 1999.

    Management knows of no other matters that may properly be brought, or which are likely to be brought, before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying Proxy or their substitutes will vote in accordance with their best judgment on such matters.

    Without affecting any vote previously taken, a stockholder signing and returning a Proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in writing mailed to Helge K. Lee, Secretary of the Company, at the Company's executive offices at 6300 Lamar Avenue, Overland Park, Kansas 66202, by executing a subsequent Proxy, or by attending the Annual Meeting and declaring to the Company such stockholder's intent to vote in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy.

    The Proxy is considered to be voting instructions furnished to the trustees of the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan, the Torchmark Corporation Savings and Investment Plan, the Liberty National Life Insurance Company 401(k) Plan and the Profit Sharing and Retirement Plan of Liberty National Life Insurance Company with respect to Common Shares allocated to individual accounts under such plan. To the extent that account information is the same, participants in the plan who are also stockholders of record will receive a single card representing all of their shares. If a plan participant does not return a Proxy to the Company, the trustees of the plan in which shares are allocated to his or her individual account will vote such shares in the same proportion as the total shares in such plan for which directions have been received.

    A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the voting power of the outstanding Common Shares of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain of the Common Shares if instructions have not been received from the beneficial owner or other person entitled to vote. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

    A simple majority vote of the votes cast by the holders of the issued and outstanding Common Shares of the Company represented in person or by proxy at the stockholders meeting is required to elect directors and approve all other matters put to a vote of stockholders. Abstentions are considered as shares present and entitled to vote and therefore have the same legal effect as a vote against a matter presented at the meeting. Any shares regarding which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.

    All costs of solicitation of the proxies will be borne by the Company. Solicitation will be made by mail. Upon request, the Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of Common Shares of the Company. No solicitation will be made by specially engaged employees or other paid solicitors.

RECORD DATE AND VOTING STOCK

    A majority of the voting power of the outstanding Common Shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. Each stockholder of record at the close of business on March 8, 1999 is entitled to one vote for each share of Class A common stock and five votes per share for each share of Class B common stock held on that date upon each matter to be voted on by the stockholders at the meeting. At the close of business on March 8, 1999, there were 30,644,545 shares of Class A common stock and 30,720,856 shares of Class B common stock of the Company outstanding (not including 1,497,629 shares of Class A common and 3,604,144 shares of Class B common held by the Company which are non-voting while so held). There is no cumulative voting of the Common Shares.

PRINCIPAL STOCKHOLDERS

    The following table lists all persons known to be the beneficial owner of more than five percent of the Company's outstanding Class A and Class B Common Shares as of December 31, 1998 unless otherwise indicated.

                                                                        CLASS A     CLASS B     CLASS A     CLASS B
                          NAME AND ADDRESS                                (#)         (#)          %           %
---------------------------------------------------------------------  ----------  ----------  ---------  -----------
Richard C. Blum & Associates, L.P. and Affiliates (1) ...............   4,224,100   2,136,500      13.3%        6.2%
 909 Montgomery Street, Suite 400
 San Francisco, CA 94133

T. Rowe Price Associates, Inc. (2) ..................................   2,291,828   3,515,173       7.1%       10.2%
 100 E. Pratt Street
 Baltimore, MD 21202

FMR Corp. (3) .......................................................   2,068,645          --       6.5%          --
 82 Devonshire Street
 Boston, MA 02109

AMVESCAP PLC (4) ....................................................          --   2,487,679         --       7.25%
 11 Devonshire Square
 London EC2M4YR England

Highfields Associates LLC ...........................................          --   1,906,188         --        6.0%
 Highfields Capital Management LP (5)
 200 Clarendon Street, 51(st) Floor
 Boston, MA 02117

------------------------

(1) These shares are owned by (i) five investment advisory clients for which Richard C. Blum & Associates, L.P. ("RCBA LP") is the investment manager with voting and investment discretion; (ii) three limited partnerships for which RCBA LP is the general partner; and (iii) one limited partnership for which RCBA GP, LLC ("RCBA GP") serves as the general partner. Richard C. Blum is a significant stockholder and chairman of Richard C. Blum & Associates, Inc. ("RCBA Inc.") which is the general partner of RCBA LP, and a managing member of RCBA GP. Mr. Blum, RCBA, Inc., RCBA LP and RCBA GP disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein. The number of shares shown represents beneficial ownership as of March 4, 1999, as reported on the stockholder's Schedule 13D/A.

(2) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Information relating to the stockholder is based on the stockholder's
    Schedule 13G dated February 12, 1999 for the Class A shares and on the stockholder's Schedule 13G/A dated March 1, 1999 for the Class B shares.

(3) All stock represented is held by Fidelity Management & Research Company, a subsidiary of FMR and investment adviser; Fidelity Management Trust Company, a subsidiary of FMR and a bank; and Fidelity International Limited, a subsidiary of FMR. These entities share the voting and the dispositive power over the shares. Information relating to the stockholder is based on the stockholder's Schedule 13G, dated February 1, 1999.

(4) All stock reported is held by holding companies (AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc. and INVESCO North American Holdings, Inc.)

    and investment adviser INVESCO Capital Management, Inc. that are subsidiaries of AMVESCAP PLC. These entities share the voting and the dispositive power over the shares and have disclaimed beneficial ownership of said stock. Information relating to the stockholder is based on the stockholder's Schedule 13G, dated February 8, 1999.

(5) Ownership of these shares as reported by (i) Highfields Associates LLC with respect to the shares owned by Highfields Capital I LP and Highfields Capital II LP for which it serves as the general partner; (ii) Highfields Capital Management LP which serves as investment manager to Highfields Capital Ltd. with respect to the shares owned by it; and (iii) Messrs. Richard L. Grubman and Jonathan S. Jacobson with respect to the shares directly owned by each of Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. Messrs. Grubman and Jacobson are Managing Members of Highfields GP LLC, general partner of Highfields Capital Management LP. Information relating to the reporting persons is based on their Schedule 13G as filed on March 3, 1999.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

NUMBER AND TERM OF DIRECTORS

    The Company's Certificate of Incorporation divides the Board into three categories of as equal size as possible, with the terms of each category expiring in consecutive years so that only one category is elected in any given year. Successors to directors whose terms have expired are required to be elected by stockholder vote. Vacancies in unexpired terms and any additional positions created by Board action are filled by action of the existing Board.

DIRECTORS AND EXECUTIVE OFFICERS

    The names of the directors and executive officers of the Company, their respective ages, positions and director's terms are as follows:

            NAME                 AGE     POSITION
----------------------------     ---     ------------------------------------------------------------------
David L. Boren..............  57         Director
Joseph M. Farley............  71         Director
Louis T. Hagopian...........  73         Director
Robert L. Hechler...........  61         Executive Vice President, Chief Operating Officer, Director
Henry J. Herrmann...........  56         President, Chief Investment Officer, Treasurer, Director
Joseph L. Lanier, Jr. ......  67         Director
Harold T. McCormick.........  69         Director
James M. Raines.............  59         Director
George J. Records, Sr. .....  64         Director
R.K. Richey.................  72         Director
William L. Rogers...........  51         Director
Michael D. Strohm...........  47         Senior Vice President and Principal Accounting Officer
Keith A. Tucker.............  53         Chairman of the Board and Chief Executive Officer, Director

    Set forth below is a description of the backgrounds of the executive officers and directors of the Company.

    DAVID L. BOREN has been President of The University of Oklahoma, Norman, Oklahoma since November 1994, and prior thereto he served as United States Senator from Oklahoma, 1979-1994 and a member of the Senate Finance Committee. Mr. Boren is a director of Torchmark Corporation, Phillips Petroleum Corporation, AMR Corporation, and Texas Instruments, Inc. Mr. Boren's term on the Board of Directors of the Company expires in 2000.

    JOSEPH M. FARLEY has been Of Counsel at Balch & Bingham, Attorneys and Counselors, Birmingham, Alabama since November 1992. Mr. Farley is a director of Torchmark Corporation. Mr. Farley's term on the Board of Directors of the Company expires in 2000.

    LOUIS T. HAGOPIAN has been owner of Meadowbrook Enterprises, Darien, Connecticut, an advertising and marketing consultancy, since January 1990 and is Vice Chairman, Partnership for a Drug-Free America, New York, New York. Mr. Hagopian is a director of Torchmark Corporation. Mr. Hagopian's term on the Board of Directors of the Company expires in 1999. MR. HAGOPIAN IS A NOMINEE TO THE BOARD FOR THE ANNUAL MEETING.

    ROBERT L. HECHLER has been Director, Executive Vice President and Chief Operating Officer of the Company since March 1998. In addition, he has been President, Chief Executive Officer, and Treasurer of Waddell & Reed, Inc. since April 1993 and President of Waddell & Reed Services Company since January 1982. He is also a Director of the United Group of Mutual Funds, Inc., Waddell & Reed Funds, Inc. and Target/United Funds, Inc. Mr. Hechler's term on the Board of Directors expires in 2000.

    HENRY J. HERRMANN has been Director, President, Chief Investment Officer and Treasurer of the Company since March 1998. Prior thereto he was Vice President and Chief Investment Officer of the Company since March 1987. He is also a Director of the United Group of Mutual Funds, Inc., Waddell & Reed Funds, Inc. and Target/United Funds, Inc. Mr. Herrmann's term on the Board of Directors of the Company expires in 2001.

    JOSEPH L. LANIER, JR. has been Chairman of the Board and Chief Executive Officer of Dan River Incorporated, Danville, Virginia, a textile manufacturer, since November 1989. Mr. Lanier is a director of Torchmark Corporation, Flowers Industries, Inc., Dimon Inc., and SunTrust Banks, Inc. Mr. Lanier's term on the Board of Directors of the Company expires in 2001.

    HAROLD T. MCCORMICK has served as Chairman and Chief Executive Officer of Bay Point Yacht & Country Club, Panama City, Florida since March 1988 and as Chairman, First Ireland Spirits Co., Ltd., Dublin, Ireland, since February 1996. Mr. McCormick is a director of Torchmark Corporation. Mr. McCormick's term on the Board of Directors of the Company expires in 2000.

    JAMES M. RAINES has served as President of James M. Raines and Company, San Antonio, Texas, an investment banking firm, since September 1988. Mr. Raines is a director of Heftel Broadcasting Corporation. Mr. Raines' term on the Board of Directors of the Company expires in 2001.

    GEORGE J. RECORDS has served as Chairman of Midland Financial Co., Oklahoma City, Oklahoma, a bank and financial holding company for retail banking and mortgage operations, since 1982. Mr. Records is a director of Torchmark Corporation. Mr. Records' term on the Board of Directors of the Company expires in 1999. MR. RECORDS IS A NOMINEE TO THE BOARD FOR THE ANNUAL MEETING.

    R. K. RICHEY is the former Chairman of the Board and Chief Executive Officer of Torchmark Corporation and is a director of Full House Resorts, Inc., Vesta Insurance Group, Inc., and Torchmark Corporation. He is also a Director Emeritus for the United Group of Mutual Funds, Inc., Waddell & Reed Funds, Inc. and Target/United Funds, Inc. Mr. Richey's term on the Board of Directors of the Company expires in 1999. MR. RICHEY IS A NOMINEE TO THE BOARD FOR THE ANNUAL MEETING.

    WILLIAM L. ROGERS is currently a Principal of Colony Capital, Inc., Los Angeles, California, a real estate-related investment company, with whom he has been employed since 1993. Mr. Rogers' term on the Board of Directors of the Company expires in 2001.

    MICHAEL D. STROHM has been Senior Vice President of the Company since January 1999 and Principal Accounting Officer of the Company since March 1998. In addition, he has been Senior Vice President of Waddell & Reed, Inc. since 1994.

    KEITH A. TUCKER has been Chairman of the Board and Chief Executive Officer of the Company since March 1998. Previously he was a Director and Vice Chairman of Torchmark Corporation. He is also a Director of the United Group of Mutual Funds, Inc., Waddell & Reed Funds, Inc. and Target/United Funds, Inc. His term on the Board of Directors of the Company expires in 1999. MR. TUCKER IS A NOMINEE TO THE BOARD FOR THE ANNUAL MEETING.

    There are no family relationships among any of the executive officers or directors of the Company. Executive officers of the Company are elected or appointed by the Board and hold office until their successors are elected and qualified or until the earliest of their death, retirement, resignation or removal.

BOARD MEETINGS

    The Board held four meetings during the fiscal year ended December 31, 1998. All directors attended at least 75% of the meetings of the Board and the committees on which they served.

BOARD COMMITTEES

    The Board of Directors has the following committees: audit, comprised in 1998 of Messrs. Farley, Hagopian and McCormick; compensation, comprised in 1998 of Messrs. Farley, Lanier, Hagopian and Records; nominating, comprised in 1998 of Messrs. Boren, Farley, Hagopian, Lanier, McCormick, Records and Richey; and executive, comprised in 1998 of Messrs. Richey, Tucker, Herrmann, Lanier and Records.

    Members of the committees are appointed annually by the Board and serve at the discretion of the Board until their successors are appointed or their earlier resignation or removal.

    The audit committee recommends the independent auditors to be selected by the Board; discusses the scope of the proposed audit with the independent auditors and considers the audit reports; discusses the implementation of the auditors' recommendations with management; reviews the fees of the independent auditors for audit and non-audit services; reviews the adequacy of the Company's system of internal accounting controls; reviews, before publication or issuance, the annual financial statements and any annual reports to be filed with the Securities and Exchange Commission and periodically reviews pending litigation. Additionally, the audit committee meets with the Company's independent accountants and internal auditors both with and without management being present. The audit committee met once in 1998. All the members of the committee attended the meeting.

    The compensation committee determines the compensation of senior management of the Company and its subsidiaries and affiliates. Additionally, the compensation committee administers the stock incentive and benefit plans of the Company. None of the individuals serving on the compensation committee has ever been an officer or employee of the Company. The compensation committee met three times in 1998. All of the members of the committee attended all of the meetings.

    The nominating committee reviews the qualifications of potential candidates for the Board of Directors from whatever source received, reports its findings to the Board and proposes nominations for Board membership for approval by the Board of Directors and for submission to the stockholders for approval. Recommendations of potential Board candidates may be directed to the nominating committee in care of the Corporate Secretary of the Company at the address stated herein. The nominating committee did not meet in 1998.

    The executive committee, in the interim between meetings of the Board, may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, subject to limitations in the Company's Certificate of Incorporation and Bylaws. The executive committee did not meet in 1998.

COMPENSATION OF DIRECTORS

    Directors of the Company are currently compensated on the following basis:

    (1) Directors who are not officers or employees of the Company or a subsidiary of the Company ("Outside Directors") receive a fee of $1,000 for each attended Board meeting, a fee of $500 for each attended Board committee meeting, and an annual retainer of $40,000, payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings and Board committee meetings. They are reimbursed for their travel and lodging expenses if they do not live in the area where the meeting is held.

    Each Outside Director is automatically awarded annually non-qualified stock options on 3,000 shares of Company Class A common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange. The entire Board may award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it shall select. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options may be fixed by the Board at a discount not to exceed 25% of the fair market value on the grant date or at the fair market value of the Class A common stock on the grant date. To date, no discounted stock options have been granted.

    Outside Directors may annually elect to make deferrals of such compensation for the following year into the interest-bearing account of the Company Non-Employee Director Stock Option Plan and subsequently elect to convert such balances to Class A common stock options with either fair market value or discounted exercise prices. In 1998, Messrs. Farley, Hagopian, Lanier, McCormick, Raines, Records and Rogers chose to make such deferrals of compensation, which were converted into options on 9,215, 11,519, 11,226, 11,226, 12,307, 11,226 and 10,933 shares, respectively. All options were granted at the fair market value of the Class A common stock on the grant date.

    (2) Directors who are officers or employees of the Company or a subsidiary of the Company waived receipt of all fees for attending Board meetings. They do not receive fees for the execution of written consents in lieu of Board meetings. They also do not receive a fee for attending Board committee meetings or an annual retainer. They are reimbursed for their travel and lodging expenses, if any.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires each director and officer of the Company, each person who beneficially owns more than 10% of a registered class of the Company's equity securities and any other person subject to Section 16 of the Exchange Act with respect to the Company to file by specific dates with the United States Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this Proxy Statement any failure of its directors and officers, beneficial owners of more than 10% of the Company's Common Shares and any other person subject to Section 16 of the Exchange Act with respect to the Company to file by the relevant due date any of these reports during the Company's fiscal year.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all required Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made. However, in connection with the Company's initial public offering in March 1998, the initial ownership reports on Form 3 for Torchmark Corporation, David L. Boren, Joseph M. Farley, Louis T. Hagopian, Robert L. Hechler, Henry J. Herrmann, Joseph L. Lanier, Jr., Harold T. McCormick, Michael D. Strohm, George
J. Records, Sr., R.K. Richey and Keith A. Tucker were inadvertently filed after their due date. The only significant stockholdings to be reported at that time were the Common Shares held by Torchmark Corporation. Henry J. Herrmann was late in filing one monthly report of one transaction in May 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company serves as investment adviser to Torchmark Corporation and receives advisory fees for this service. Advisory fees, which are based on assets under management, amounted to $1,245,000 for the year ended December 31, 1998. The Company provides advisory investment management services to Waddell & Reed Asset Management Company, a subsidiary of Torchmark Corporation, which provides investment management services to institutional investors and privately managed accounts. The Company received a fee for these services of approximately
6.4 million dollars for the year ended December 31, 1998. In addition, the Company earns commissions from subsidiaries of Torchmark Corporation for marketing life and health insurance products and variable annuities. For the year ended December 31, 1998 the commissions amounted to $36,728,000.

    Mr. Richey, a current director of the Company and a nominee for director at the Annual Meeting, was the Chairman of the Board and Chief Executive Officer of Torchmark Corporation until March 10, 1998.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company's Bylaws provide that the number of directors shall be not less than seven nor more than fifteen with the exact number to be fixed by the Board of Directors.

    The Board of Directors proposes the election of Keith A. Tucker, George J. Records, Sr., R.K. Richey and Louis T. Hagopian as Class I directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2002 or until their successors are elected and qualified. The current terms of office of Messrs. Tucker, Records, Richey and Hagopian expire in 1999. Information concerning the nominees is set forth above. Messrs. Tucker, Records, Richey and Hagopian were previously elected to the Board by the Company's stockholders before the Company's initial public offering of its Class A common stock. The term of office of each of the other eight directors continues until the close of the annual meeting of stockholders in the year shown in the biographical information above.

    As a matter of general policy, non-employee directors retire from the Board of Directors at the close of the annual meeting of stockholders which immediately follows their 73(rd) birthday. However, an exception to this policy has been adopted by the Board which allows Messrs. Farley, Hagopian and McCormick to continue to serve on the Board until the close of the annual meeting of stockholders which immediately follows their 75(th) birthday.

    If any of the nominees becomes unavailable for election, which is not anticipated, the directors' proxies will vote for the election of such other person as the Board of Directors may recommend unless the Board reduces the number of directors to be elected at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED HEREIN.

                             EXECUTIVE COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS BY REFERENCE, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, AND SHALL NOT BE DEEMED SOLICITING MATERIAL AS FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

                      REPORT OF THE COMPENSATION COMMITTEE

THE COMPENSATION COMMITTEE

    Compensation of officers and senior executives of the Company and its subsidiaries and affiliates is determined by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, comprised entirely of outside directors, meets to fix annual salaries in advance and bonuses for the current year of officers and senior executives earning more than $150,000, to review annual goals and reward outstanding annual performance of executives, to grant stock options pursuant to the 1998 Stock Incentive Plan, to establish and certify the obtainment of performance goals under the Company Management Incentive Plan and to determine senior executives eligible to participate in the Company Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan.

    In December 1997, the Committee utilized an unaffiliated executive consultant from KPMG LLP to review certain of its executive compensation policies and practices. The Committee met on several occasions in 1998 to discuss the salaries and bonuses of the officers and senior executives of the Company, including the Chairman and Chief Executive Officer.

GENERAL COMPENSATION POLICY

    The Company's executive compensation program is designed to: (1) provide fair compensation to executives based on their performance and contributions to the Company; (2) provide incentives to attract and retain key executives necessary to the long-term success of the Company; and (3) instill a long-term commitment to the Company through a sense of Company ownership, all in a manner consistent with stockholder interests.

    The executive officers' compensation package has three main parts: (1) base salary, which is reviewed annually; (2) equity compensation consisting of stock options; and (3) incentive payments under the Company's Management Incentive Plan, which may be earned annually depending on the Company's achievement of pre-established performance goals. The Company has an Executive Deferred Compensation Stock Option Plan pursuant to which the Committee designated Messrs. Tucker, Herrmann and Hechler eligible to participate in 1998. The plan permits eligible executives to defer salary and/or bonus on an annual or quarterly basis into an interest-bearing account and subsequently, within a limited time period, to elect to convert all or a portion of their deferred compensation into Company stock options granted at market value or at a discount not to exceed 25%. To date, no discounted stock option awards have been granted.

    The Compensation Committee set the salary of Keith A. Tucker, the Chairman of the Board and Chief Executive Officer and approved the salaries of Henry J. Herrmann and Robert L. Hechler, Company executives who served on the Board of Directors during the fiscal year. As part of its oversight of the Company's compensation programs, the Committee also reviewed the salaries paid to certain other officers of the Company and its subsidiaries.

    The Committee has acknowledged since its inception that the investment management and securities industries are highly competitive and that experienced professionals have significant career mobility. Its members believe that the ability to attract, retain and provide appropriate incentives for the highest quality professional personnel is essential to maintain the Company's competitive position in the investment management and financial services industries, and thereby provide for the long-term success of the Company.

    The Committee believes that competitive levels of cash compensation, together with equity and other incentive programs that are consistent with stockholder interests, are necessary for the motivation and retention of the Company's professional personnel. During 1998, base salaries for each of the senior executives on the Board of Directors were unchanged from the prior year. Consistent with compensation practices generally applied in the investment management and financial services industries with which the Company competes for employees, base salaries for the senior executives are intended to form a low percentage of total cash compensation with the major portion of cash compensation intended to be derived from payments made under the Management Incentive Plan, provided, of course, that the performance goals established under the Management Incentive Plan are met.

BASE SALARY

    Base salaries of Company executives are based on the Company's performance for the prior fiscal year and upon a subjective evaluation of each executive's contribution to that performance. In evaluating overall Company performance, the primary focus is on the Company's financial performance for the year as measured by net income, earnings per share and return on assets and stockholders' equity.

EQUITY PARTICIPATION

    Stock options are generally granted annually in an effort to link executives' future compensation to the long-term financial success of the Company, as measured by stock performance. Options are priced at 100% of the stock market value on the date of grant. They typically vest in three equal annual increments, beginning two years from the date of grant. The total number of options awarded to each executive is discretionary with the Committee but is generally based on the Company's performance and the executive's salary level.

    In addition to stock options, certain executives may from time to time be granted restricted stock under the Company's 1998 Stock Incentive Plan. Any award of restricted stock will be made by the Committee, which will set the vesting criteria. Awards may be made to provide incentives to enhance the job performance of certain executives or to induce them to remain with or to become associated with the Company. During the past fiscal year, Keith A. Tucker received 97,174 shares of restricted stock, which were restricted shares converted at the time of the Company's initial public offering from restricted shares of Torchmark Corporation restricted stock previously owned by Mr. Tucker. Of these restricted shares, 24,294 of them vested in 1998. Messrs. Herrmann and Hechler received 110,000 and 90,000 shares of restricted stock, respectively, none of which vested in 1998.

INCENTIVE PAYMENTS

    Incentive payments are made under the Company's Management Incentive Plan upon achievement of pre-established performance criteria. For the 1998 fiscal year, the Committee set three levels of overall performance objectives for the
Company: threshold, target and superior.

    Corresponding incentive levels for the 1998 fiscal year were assigned to participants in the plan by the Committee as percentages of base salary. These incentive levels are tied directly to the achievement of specific levels of performance objectives. Incentive percentages ranging from a low of 50% of base salary at the threshold level to a high of 150% at the superior level were payable under the plan to an executive group including the Chief Executive Officer, Chief Investment Officer and Chief Operating Officer. For the fiscal year ended December 31, 1998, corporate net income exceeded the target level set by the Committee. As a result, incentive payments were made under the Management Incentive Plan in December of 1998 for performance in the fiscal year ended December 31, 1998.

STOCK OPTION PROGRAM

    The 1998 Stock Incentive Plan under which options in Company Class A stock are currently awarded has as its stated purpose attracting and retaining employees who contribute to the Company's, its subsidiaries' and affiliates' success and enabling those persons to participate in the long-term success and growth through an equity interest in the Company. To this end, the Committee grants non-qualified stock options to officers and key employees at the market value of the Company's Class A common stock on the date of grant, the size of the grant being based generally on the current compensation of such officers or key employees. Decisions regarding stock options are made annually and the number of options previously awarded to an individual executive officer is not a substantial consideration in determining the amount of options granted to that officer in the future. Once an officer has been awarded options and becomes a part of the stock option program, he or she will typically continue to receive from year to year stock options related to salary. Stock options may be exercised using cash or previously-owned stock for payment or through a simultaneous exercise and sale program. Such stock options first become exercisable to the extent of one-third of the shares on the second anniversary of the option grant date and on the remaining two-thirds on the third and fourth anniversary, respectively, of the option grant date.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    During the fiscal year, Keith A. Tucker, the Company's Chief Executive Officer, received a base salary of $800,016 which remained unchanged from the previous year. He was also granted an option to purchase 180,000 shares of the Company Class A stock at the time of the Company's initial public offering and an option to purchase 164,100 shares in December 1998 as part of the normal compensation awards for the Company's officers and senior executives. Both sets of option grants have an exercise price equal to the fair market value at the date of grant and vest over a four year period. Mr. Tucker also received an incentive award of $800,000 under the Company Management Incentive Plan. This bonus was based on the Company's achievement of the performance goals established by the Committee. The Committee awarded half of this bonus in Class A stock options to Mr. Tucker pursuant to the Company Executive Deferred Compensation Plan.

    Mr. Tucker's base salary and any stock option award to him are not directly related to specific measures of corporate performance. His base salary is determined by his tenure of service and his current job responsibilities. Any stock options awarded to Mr. Tucker are also not directly tied to specific measures of corporate performance. Such award is generally based on his current compensation and the Company's performance. To the extent his current compensation is related to base salary, there is no tie to specific measures of corporate performance.

DEDUCTIBILITY OF COMPENSATION

    Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to an executive officer is not deductible unless it is performance based. Base salary does not qualify as performance-based compensation under Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily and in all circumstances limit executive compensation to that deductible under
Section 162(m). The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

SUMMARY

    The Committee has compared the Company's compensation levels to relevant publicly available data for the investment management industry and has found the Company's compensation levels to be competitive. Certain of these companies are included in the SNL Investment Adviser Index shown in the Stock Performance Chart which follows. The Company believes it competes for executive talent with a large number of investment management, securities and other financial services companies, some of which are privately owned and others of which have significantly larger market capitalization than the Company. The Committee's goal is to maintain compensation programs which are competitive within the investment management and financial services industries. The Committee believes that 1998 compensation levels disclosed in this proxy statement are reasonable and appropriate in light of the Company's performance and believes that the compensation programs of the Company well serve the interests of the Company's stockholders. The Committee intends to continue to emphasize programs that it believes positively affect stockholder value.

             WADDELL & REED FINANCIAL, INC., COMPENSATION COMMITTEE
                                  1998 Members
            George J. Records, Sr., Chairman, Joseph L. Lanier, Jr.,
                     Joseph M. Farley and Louis T. Hagopian

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended December 31, 1998, none of the Company's executive officers served on the board of any entities whose directors or officers serve on the Company's Compensation Committee. No current or past executive officers of the Company serve on the Committee.

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid to the Company's Chairman of the Board and Chief Executive Officer and each of the other most highly compensated executive officers of the Company (the "Named Executive Officers") for the Company's three most recent fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                      -------------------------
                                          ANNUAL COMPENSATION                           (G)
                                   ---------------------------------      (F)       SECURITIES        (I)
                                                             (D)       RESTRICTED   UNDERLYING     ALL OTHER
               (A)                    (B)        (C)        BONUS     STOCK AWARDS   OPTIONS/    COMPENSATION
   NAME AND PRINCIPAL POSITION       YEAR     SALARY ($)    ($)(2)        $(3)      SAR (#)(4)       $(5)
---------------------------------  ---------  ----------  ----------  ------------  -----------  -------------
Keith A. Tucker,                     1998     $  800,016  $  400,000            --     568,836    $   184,082
  Chairman & Chief                   1997     $  800,016  $        0            --          --    $     6,523
  Executive Officer (1)              1996     $  700,000  $        0            --          --    $     6,114

Henry J. Herrmann,                   1998     $  600,000  $        0  $  2,530,000     640,134    $   141,217
  President & Chief                  1997     $  420,000  $  715,000            --          --    $     4,800
  Investment Officer                 1996     $  420,000  $  392,000            --          --    $     4,500

Robert L. Hechler,                   1998     $  500,000  $  100,000  $  2,070,000     520,734    $   118,924
  Executive Vice President &         1997     $  300,000  $  565,000            --          --    $     4,800
  Chief Operating Officer            1996     $  300,000  $  295,000            --          --    $     4,500

Michael D. Strohm,                   1998     $  225,000  $  100,000            --      24,300    $     5,540
  Senior Vice President              1997     $  157,000  $   50,000            --          --    $     4,710
                                     1996     $  149,000  $   20,000            --          --    $     4,500

------------------------

(1) At year end 1998, Mr. Tucker held 24,294 restricted Class A shares valued at $575,464 (based on a year end closing price of $23.6875 per share). Restrictions on the 97,174 restricted shares received by Mr. Tucker, which represent 48,000 shares of restricted stock of Torchmark Corporation previously issued to Mr. Tucker pursuant to a Torchmark Corporation stock plan which were converted into Company shares at the time of the initial public offering, expire over a four year period and 25% of the shares vest commencing May 1, 1998. On May 1, 1998 24,294 of these shares vested. Dividends on all these restricted shares are paid directly to Mr. Tucker at the same rate as on unrestricted shares.

(2) Messrs. Tucker, Herrmann and Hechler received $400,000, $600,000 and $400,000, respectively, of their 1998 bonuses in Class A stock options pursuant to the Company 1998 Executive Deferred Compensation Stock Option Plan. Mr. Tucker elected to defer his 1997 bonus of $400,000, and Messrs. Herrmann and Hechler each elected to defer $100,000 of their 1997 bonuses pursuant to the Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan. Mr. Tucker also elected to defer his 1996 bonus of $425,000 pursuant to that plan.

(3) Values of Class A restricted stock awards made pursuant to the Company 1998 Stock Incentive Plan are based on the initial offering price of Class A stock on the date of grant. As of December 31, 1998, Mr. Herrmann held 110,000 shares of restricted Class A stock, valued at $2,605,625 (based on a year end closing price of $23.6875 per share) and Mr. Hechler held 90,000 shares of restricted Class A stock, valued at $2,131,875. The restrictions on the stock awards granted to Messrs. Herrmann and Hechler lapse in 33 1/3% annual increments beginning March 4, 2000. Dividends on all these restricted shares are paid directly to these individuals at the same rate as on unrestricted shares.

(4) All stock options granted are in Class A common stock. Figures do not include options converted to Company options from Torchmark Corporation options at the election of the individual on the date of the spin-off of the Company by Torchmark Corporation. In addition, these totals include stock option awards of 131,736, 32,934 and 32,934, respectively, for Messrs. Tucker, Herrmann and Hechler which represent stock options converted from deferrals of 1997 bonuses under the Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan which were converted into Company stock options at the time of the initial public offering. Please refer to "Option Grants in Last Fiscal Year."

(5) For Mr. Tucker, includes corporate contributions to Torchmark Corporation Savings and Investment Plan, a funded, qualified defined contribution plan, of $4,800 for 1997 and $4,500 for 1996; interest only on prior contributions to the Torchmark Corporation Supplemental Savings and Investment Plan, an unfunded deferred contribution plan, of $1,665 for 1998, $1,723 for 1997 and $1,614 for 1996. Includes Company contributions to the Company 401(k) and Thrift Plan, as amended, a funded, qualified contribution plan for Messrs. Herrmann, Hechler and Strohm of $4,800 each for 1998, $4,800 each for 1997 ($4,710 for Mr. Strohm) and $4,500 each for 1996 and for Mr. Tucker, $4,800 for 1998. Includes Company contributions to the Company Supplemental Executive Retirement Plan for Messrs. Tucker, Herrmann and Hechler of $174,737, $131,053 and $109,210, respectively for 1998. Also includes amounts of additional premiums paid for group term life insurance for Messrs. Tucker, Herrmann, Hechler and Strohm of $2,880; $5,364; $4,914 and $740, respectively.

STOCK OPTION GRANT TABLE

    The following table sets forth certain information concerning Class A common stock options granted to the Named Executive Officers during the Company's fiscal year ended December 31, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------------
                                                                  % OF                                   POTENTIAL REALIZABLE
                                                  NUMBER OF      TOTAL                                  VALUE AT ASSUMED ANNUAL
                                                 SECURITIES     OPTIONS      EXERCISE                    RATES OF STOCK PRICE
                                                 UNDERLYING    GRANTED TO       OR                      APPRECIATION FOR OPTION
                                                   OPTIONS     EMPLOYEES       BASE                            TERM (3)
                                                   GRANTED         IN          PRICE     EXPIRATION   ---------------------------
                     NAME                            (1)      FISCAL YEAR   ($/ SHARE)      DATE         5% ($)        10% ($)
                      (A)                          (#) (B)      (C) (2)         (D)          (E)          (F)            (G)
-----------------------------------------------  -----------  ------------  -----------  -----------  ------------  -------------
Keith A. Tucker................................     180,000        2.5  %    $   23.00     03/05/08   $  2,608,200  $   6,582,600
                                                    270,992*       3.8  %    $   11.93     12/17/06   $  2,601,523  $   6,178,618
                                                    465,689*       6.5  %    $   18.77     09/26/07   $  5,122,579  $  12,666,741
                                                    416,911*       5.8  %    $   10.40     12/21/05   $  3,418,670  $   7,921,309
                                                    135,496*       1.9  %    $   08.16     12/17/04   $    921,373  $   2,086,639
                                                    164,100        2.3  %    $   21.94     12/17/08   $  2,268,223  $   5,724,563
                                                    340,808*      39.5  %    $   12.41     01/30/08   $  4,294,181  $  10,837,694
                                                    131,736       15.2  %    $   23.00     03/03/09   $  2,151,249  $   5,605,367
                                                     93,000       10.8  %    $   21.94     12/15/09   $  1,448,940  $   3,774,777

Henry J. Herrmann..............................     344,600        4.8  %    $   23.00     03/05/08   $  4,993,254  $  12,602,022
                                                     75,044*       1.1  %    $   11.93     12/17/06   $    720,422  $   1,711,003
                                                    259,735*       3.6  %    $   18.77     09/26/07   $  2,857,085  $   7,064,792
                                                     91,720*       1.3  %    $   10.40     12/21/05   $    752,104  $   1,742,680
                                                     40,649*       5.6  %    $   08.16     12/17/04   $    276,413  $     625,995
                                                    123,100        1.8  %    $   21.94     12/17/08   $  1,701,512  $   4,294,294
                                                     32,934        3.8  %    $   23.00     03/03/09   $    537,812  $   1,401,342
                                                    139,500       16.1  %    $   21.94     12/15/09   $  2,173,047  $   5,662,166

Robert L. Hechler..............................     292,200        4.1  %    $   23.00     03/05/08   $  4,223,978  $  10,685,754
                                                     33,353*       0.5  %    $   11.93     12/17/06   $    320,189  $     760,448
                                                    144,876*       2.0  %    $   18.77     09/26/07   $  1,593,636  $   3,940,627
                                                     50,029*       0.6  %    $   10.40     12/21/05   $    410,238  $     950,551
                                                    102,600        1.4  %    $   21.94     12/17/08   $  1,418,158  $   3,579,160
                                                     32,934        3.8  %    $   23.00     03/03/09   $    537,812  $   1,401,342
                                                     93,000       10.8  %    $   21.94     12/15/09   $  1,448,698  $   3,774,777

Michael D. Strohm..............................      16,800        0.2  %    $   23.00     03/05/08   $    243,432  $     614,376
                                                     10,423*       0.1  %    $   11.93     12/17/06   $    100,061  $     237,644
                                                      1,459*       0.02 %    $   18.77     09/26/07   $     16,049  $      39,685
                                                     10,423*       0.1  %    $   10.40     12/21/05   $     85,469  $     198,037
                                                      7,500        0.10 %    $   21.94     12/17/08   $    103,666  $     261,635

------------------------

* Represents options converted to Company stock options from existing Torchmark Corporation stock options at the time of the spin-off of the Company from Torchmark Corporation on November 6, 1998.

(1) Options expiring 1/30/08 and 3/03/09 are non-qualified options acquired pursuant to elections to convert deferred compensation accounts in the Torchmark Corporation 1996 Executive Deferred Compensation Plan to options in Company stock options at the time of the initial public offering or spin-off of the Company. Options expiring 12/15/09 are non-qualified options acquired as part of the individuals' 1998 bonus pursuant to the Company 1998 Executive Deferred Compensation Stock Option Plan. All of these options are granted pursuant to the Company 1998 Executive Deferred Compensation Stock Option Plan with an eleven year term, an exercise price equal to the closing price of Company Class A common stock on the grant date and vest 10% per year commencing on the first anniversary of the grant date. Options expiring 12/17/04, 12/21/05, 12/17/06 and 9/26/07 are non-qualified options acquired pursuant to the conversion of such options at the time of the spin-off of the Company by Torchmark Corporation. These options were converted to Company options from Torchmark Corporation options at the election of the individual on the date of the spin-off under the Company 1998 Stock Incentive Plan. All of these options retained the same terms and vesting schedules as they previously had when they were Torchmark Corporation options, were converted to the number of options with an exercise price together which equaled the aggregate intrinsic value of the Torchmark options being converted at the time of conversion and are all immediately exercisable except for those expiring 12/17/06, which are 50% exercisable, with the remainder exercisable in December 1999. Options expiring 3/05/08 and 12/17/08 are non-qualified options granted in Company Class A common stock pursuant to the Company 1998 Stock Incentive Plan with a ten year and two day term at an exercise price equal to the closing price of the stock on the grant date. Such options are not exercisable during the first two years after the grant date and become first exercisable as to a third of the shares two years after the grant date and as to a third of the shares on each of the next two anniversaries of the grant date.

(2) Percentages shown for Messrs. Tucker, Herrmann and Hechler are shown separately for grants under the Company Executive Deferred Compensation Plan (1/30/08, 3/03/09 and 12/15/09 expiration dates) and for grants under the Company 1998 Stock Incentive Plan (all others).

(3) As required by the rules of the SEC, potential values are based on the assumption that the Company's Class A common stock will appreciate in value from the grant date to the end of the option term at annualized rates of five percent and ten percent and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Class A common stock. The option values for those options converted to Company stock options from Torchmark Corporation stock options are calculated based on an underlying Class A common stock closing price of $20.00 per share on November 6, 1998, the date of conversion.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
  TABLE

    The following table sets forth information concerning Class A common stock acquired on exercise of stock options during fiscal 1998, any value realized therein, the number of unexercised options at the end of fiscal 1998 (exercisable and unexercisable) and the value of Class A stock options held at the end of 1998 by the Named Executive Officers:

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                       SHARES                                OPTIONS AT              IN-THE-MONEY OPTIONS
                                      ACQUIRED            VALUE        FISCAL YEAR END (#)(1)     AT FISCAL YEAR END ($)(2)
                                         ON             REALIZED      -------------------------  ----------------------------
              NAME                  EXERCISE (#)           ($)        EXERCISABLE UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------  -----------------  ---------------  ----------  -------------  -------------  -------------
Keith A. Tucker.................              0                 0      1,153,592     1,045,140   $  11,525,823   $ 5,986,655

Henry J. Herrmann...............              0                 0        429,626       677,656   $   3,568,303   $ 1,160,157

Robert L. Hechler...............              0                 0        211,582       537,410   $   1,573,168   $   761,848

Michael D. Strohm...............              0                 0         17,094        29,511   $     206,895   $    85,927

------------------------

(1) The percentages of total options that are options converted from existing Torchmark Corporation stock options at the time of the spin-off of the Company from Torchmark Corporation are 74.1%; 42.2%; 30.5% and 47.9% for Messrs. Tucker, Herrmann, Hechler and Strohm, respectively.

(2) The value of unexercised in-the-money options equals the difference between the closing price of Company Stock at fiscal year end and the option exercise price, multiplied by the number of shares underlying the options. The closing price of Company stock on December 31, 1998 was $23.6875.

PENSION PLANS

    WADDELL & REED FINANCIAL, INC. RETIREMENT INCOME PLAN. The plan is a tax-qualified, non-contributory pension plan that covers all eligible employees of the Company who are 21 years of age or older and have one or more years of credited service. Benefits under the plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the last ten years before the participant's retirement by a percentage equal to 2% for each year of credited service up to 30 years and by 1% for each year of credited service for the next ten years and then reducing that result by a Social Security offset. Earnings for purposes of the plan do not include bonuses or commissions (other than for Regional Vice Presidents, and Division Managers), directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation, or any amounts in excess of $160,000 per year (as adjusted). Benefits under the plan vest 100% after five years. Upon the participant's retirement, benefits under the plan are payable as an annuity or in a lump sum. In 1998, covered compensation was $160,000 for Messrs. Tucker, Herrmann, Hechler and Strohm. Messrs. Tucker, Herrmann, Hechler and Strohm have 7 years, 25 years, 25 years and 22 years of credited service under the Company Retirement Income Plan, respectively.

    The following table shows the estimated annual benefits payable under the pension plan upon retirement of participants with varying final average earnings and years of service. The benefits shown are offset as described above and the amounts are calculated on the basis of payments for the life of a participant who is 65 years of age.

             WADDELL & REED FINANCIAL, INC. RETIREMENT INCOME PLAN*

                                                        YEARS OF CREDITED SERVICE
                                        ----------------------------------------------------------
REMUNERATION                                15          20          25          30          35
--------------------------------------  ----------  ----------  ----------  ----------  ----------
200,000...............................  $   57,000  $   76,000  $   95,000  $  113,000  $  122,000
250,000...............................      72,000      96,000     120,000     130,000     130,000
300,000...............................      87,000     116,000     130,000     130,000     130,000
350,000...............................     102,000     130,000     130,000     130,000     130,000
400,000...............................     117,000     130,000     130,000     130,000     130,000
500,000...............................     130,000     130,000     130,000     130,000     130,000

------------------------

* Benefits paid under a qualified deferred benefit plan which does not operate in conjunction with a defined benefit supplementary or excess pension award plan are limited by law in 1998 to $130,000 per year.

    WADDELL & REED, INC. CAREER FIELD RETIREMENT PLAN. Until January 1, 1973, Company employees participated in the Waddell & Reed, Inc. Career Field Retirement Plan. Under this plan, the Company contributed annually up to 10% of its profits less forfeitures, which were allocated to the participants on the basis of their compensation. Voluntary employee contributions were permitted under the plan but not required. Since January 1, 1973, no new participants have been admitted to the plan, and participants and the employer make no further contributions. All participants are fully vested. Upon the participant's retirement, termination of employment, disability, death, or reaching age 65, his account is used to purchase an annuity or is paid in a lump sum. Mr. Herrmann is covered under this plan for his service while employed by the Company prior to 1973. Benefits paid under the plan do not offset benefits paid under any other pension plan.

                               PERFORMANCE GRAPH

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS SECTION ENTITLED "PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILINGS, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR FILED UNDER THE SECURITIES ACT OR EXCHANGE ACT.

    The following graph compares the cumulative total stockholder return on the Company's Class A common stock from March 4, 1998 (the date the Company became a public company) through December 31, 1998, with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the SNL Investment Adviser Index. The graph assumes the investment of $100 in the Company's Class A common stock and in each of the two indices on March 4, 1998 and the reinvestment of all dividends. The initial public offering price of the Company's Class A common stock was $23.00 per share.

 COMPARISON OF CUMULATIVE TOTAL RETURN FOR THE PERIOD ENDED DECEMBER 31, 1998.*
                         WADDELL & REED FINANCIAL, INC.
                            TOTAL RETURN PERFORMANCE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               WADDELL & REED               SNL INVESTMENT
Index Value    Financial, Inc.    S&P 500   Adviser Index**
3/4/98                 $100.00    $100.00           $100.00
3/31/98                $113.04    $105.30           $105.38
6/30/98                $104.60    $108.77           $104.77
9/30/98                 $83.48     $97.96            $75.40
12/31/98               $104.82    $118.81            $86.57

INDEX                                                          3/4/98     3/31/98    6/30/98    9/30/98   12/31/98
------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Waddell & Reed Financial, Inc...............................  $  100.00  $  113.04  $  104.60  $   83.48  $  104.82
S&P 500.....................................................     100.00     105.30     108.77      97.96     118.81
SNL Investment Adviser Index**..............................     100.00     105.38     104.77      75.40      86.57

------------------------

 * Cumulative Total Return assumes an initial investment of $100 on March 4, 1998 and the reinvestment of all dividends. Fiscal year ended December 31, 1998.

** SNL Investment Adviser Index is prepared by SNL Securities LC, Charlottesville, Virginia 804-977-1600.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table shows certain information about stock ownership of the directors, director nominees and executive officers in the Company as of January 31, 1999. As used in this Proxy Statement, "beneficially owned" means the sole or shared power to vote or direct the voting of a security and/or the sole or shared power to dispose or direct the disposition of a security.

               COMPANY COMMON STOCK OR OPTIONS BENEFICIALLY OWNED
                           AS OF JANUARY 31, 1999(1)

                                                                  CLASS A       CLASS A     CLASS B     CLASS B
NAME OF BENEFICIAL OWNER                                        DIRECTLY(2)(5) INDIRECTLY(3) DIRECTLY INDIRECTLY(3)
--------------------------------------------------------------  ------------  -----------  ---------  -----------
David L. Boren................................................        3,019            0           0           0
Joseph M. Farley..............................................       23,100            0      16,998           0
Louis T. Hagopian.............................................       30,260            0       8,718           0
Robert L. Hechler.............................................      341,582            0           0           0
Henry J. Herrmann.............................................      614,626            0           0           0
Joseph L. Lanier, Jr..........................................       34,930          939      13,004       4,043
Harold T. McCormick...........................................       12,345          159           0         688
James M. Raines...............................................            0            0           0           0
George J. Records, Sr.........................................       11,575            0       2,375           0
R.K. Richey...................................................      156,327      213,173           0     428,273
William L. Rogers.............................................        1,093            0           0           0
Michael D. Strohm.............................................       17,613            0          85           0
Keith A. Tucker...............................................    1,226,472      153,993      23,600       7,168
**All Directors, Nominees and Executive Officers as a group
  (13 persons)(4).............................................    2,472,942      368,264      64,780     440,172

------------------------

(1) No directors, director nominees or executive officers other than Keith A. Tucker (4.3%), Henry J. Herrmann (1.96%), Robert L. Hechler (1.1%) and R.K. Richey (1.19%) beneficially own 1% or more of the Class A common stock of the Company. No directors, director nominees or executive officers other than R.K. Richey (1.37%) beneficially own 1% or more of the Class B common stock of the Company.

(2) Includes: for David L. Boren, 3,019 shares; for Joseph M. Farley, 19,151 shares; for Louis T. Hagopian, 25,381 shares; for Robert L. Hechler, 211,582 shares; for Henry J. Herrmann, 429,626 shares; for Joseph L. Lanier, Jr., 23,813 shares; for Harold T. McCormick, 12,345 shares; for George J. Records, Sr., 11,024 shares; for R.K. Richey, 269,996 shares; for William L. Rogers, 1,093 shares; for Michael D. Strohm, 17,094 shares; for Keith A. Tucker, 1,153,592 shares and for all directors, executive officers and nominees as a group, 2,177,716 shares, that are subject to presently exercisable Company Class A stock options.

(3) Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate,
    (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director's, executive officer's or nominee's home or (d) owned by the director or executive officer in a personal corporation. Indirect beneficial ownership also includes 8,703 Company Class A shares and 728 Company Class B shares held in the account of Keith A. Tucker in the Company 401(k) and Thrift Plan. Mr. Lanier disclaims beneficial ownership of 939 Class A shares and 4,043 Class B shares owned by his spouse.

(4) All directors, nominees and executive officers as a group, beneficially own 8.6% of the Class A and 1.6% of the Class B common stock of the Company.

(5) Includes the following shares of Class A common stock which are subject to the vesting of restricted stock awards made pursuant to the Company 1998 Stock Incentive Plan: for Keith A. Tucker, 72,880 unvested shares; for Henry
    J. Herrmann, 110,000 unvested shares and for Robert L. Hechler, 90,000 unvested shares.

                                 PROPOSAL NO. 2
                   APPROVAL OF WADDELL & REED FINANCIAL, INC.
                         1999 MANAGEMENT INCENTIVE PLAN

    On February 22, 1999 the Board, upon recommendation from the Compensation Committee, adopted the Waddell & Reed Financial, Inc. 1999 Management Incentive Plan ("Plan"), subject to stockholder approval at the 1999 Annual Meeting (Exhibit "A"). The purpose of the Plan is to reward and motivate Company management, including executive officers, for profit improvement by setting goals related to profitability. The Plan is being submitted to the stockholders for approval to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) prohibits a company from taking a federal income tax deduction for compensation paid in excess of $1 million to an employee defined in the provision as a "covered employee". This limit on deductibility does not apply to compensation that is "qualified performance-based compensation" so long as certain criteria, including stockholder approval of the plan under which such compensation is paid, are met.

    Under the Plan, objective annual performance goals for the Company will be established at the beginning of each fiscal year by the Company Compensation Committee. The performance goals will be based on any one or more of the following measures selected by the Committee: (i) earnings, (ii) revenues, (iii) operating or net cash flows, (iv) financial return ratios, (v) total stockholder return, (vi) market share, (vii) pre-tax profits, (viii) earnings per share or
(ix) net income. The Committee will be responsible for determining whether the performance goals have been met. The Committee will establish at the beginning of each fiscal year the payout percentages of the various participants' salaries eligible to be paid out as incentive awards in the event the performance goals are achieved. No "covered employee" may receive an incentive award greater than $5,000,000 in any one year. The affirmative vote of a majority of the votes cast on this proposal will constitute approval of the Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL.

                                 PROPOSAL NO. 3
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    KPMG LLP has served as the Company's principal independent accountants since its appointment for the year ended 1981. The Board, on the unanimous recommendation of the Audit Committee, has selected KPMG LLP as the Company's independent accountants for the year ending December 31, 1999, subject to ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

    All services provided to the Company by KPMG LLP were approved by the Audit Committee, which also considered the possible effect on the independence of KPMG LLP by rendering such services. Audit services of KPMG LLP for the year ended 1998 included the examination of the consolidated financial statements and services related to filings with the Securities and Exchange Commission.

    The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG LLP.

    If the stockholders do not approve the appointment of KPMG LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDED 1999.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board knows of no other business which may properly be and is likely to be brought before the meeting. If any other business properly comes before the Annual Meeting, however, the persons named in the enclosed proxy, or in the event no person is named, Keith A. Tucker and Henry J. Herrmann will vote in accordance with their judgment on such matters.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 2000, the proposal must be received by the Company at its home office, 6300 Lamar Avenue, Overland Park, Kansas 66202, ATTN: Helge K. Lee, Secretary, on or before November 26, 1999.

                           ANNUAL REPORT (FORM 10-K)

    THE ANNUAL REPORT OF THE COMPANY FOR 1998, WHICH ACCOMPANIES THIS PROXY STATEMENT, INCLUDES A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AND THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. UPON REQUEST AND PAYMENT OF THE COST OF REPRODUCTION, THE EXHIBITS TO THE FORM 10-K WILL BE FURNISHED. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO D. TYLER TOWERY, INVESTOR RELATIONS DEPARTMENT, WADDELL & REED FINANCIAL, INC. AT ITS ADDRESS STATED HEREIN.

    THE COMPANY UNDERTAKES, ON WRITTEN REQUEST AND WITHOUT CHARGE, TO PROVIDE TO EACH PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENT AND SCHEDULES.

                                              By Order of the Board of Directors

                                              [SIG]
                                              Helge K. Lee
                                              GENERAL COUNSEL AND SECRETARY

March 25, 1999

                                  EXHIBIT "A"
                         WADDELL & REED FINANCIAL, INC.
                         1999 MANAGEMENT INCENTIVE PLAN
                       (EFFECTIVE AS OF JANUARY 1, 1999)

1.  PURPOSE

The purposes of the Plan are to advance the interests of stockholders of the Company by providing performance-based incentives to eligible Participants and to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance. The Plan is designed to assure that amounts paid to certain executive officers of the Company will not fail to be deductible by the Company for Federal income tax purposes because of the limitations imposed by
Section 162(m). With respect to individuals who are Covered Employees, the Plan is intended to provide "qualified performance-based compensation", as such term is defined in Treas. Reg. 1.162-27(e), to the extent deemed appropriate by the Committee at the time Performance Goals are established for a Fiscal Year. Nothing herein shall be construed as preventing the Plan from providing both "qualified performance-based compensation" and nonqualified compensation for the same Fiscal Year in the manner permitted under Code Section 162(m). The Plan shall be administered and construed in a manner consistent with Code Section 162(m) and regulations thereunder for any Fiscal Year in which the Plan is intended to provide "qualified performance-based compensation".

2.  DEFINITIONS

    Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine, and neuter pronouns are interchangeable and that each comprehends the others.

       (a) "Board" shall mean the Board of Directors of the Company.

       (b) "Committee" shall mean the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom is an "outside director" within the meaning of
           Section 162(m).

       (c) "Company" shall mean Waddell & Reed Financial, Inc.

       (d) "Covered Employee" shall have the meaning set forth in Section 162(m)(3).

       (e) "Fiscal Year" means the twelve month period beginning on each January 1 and ending on the following December 31.

       (f) "Incentive Percentage" means the pre-established award formula established by the Committee for each Fiscal Year which specifies a percentage of a Participant's rate of salary in effect for the last full payroll period of the Fiscal Year to be paid as an Incentive Plan Award. The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or the achievement levels of the Performance Goals. Solely with respect to Covered Employees, for any Fiscal Year for which the Plan is intended to provide "qualified performance-based compensation", the Incentive Percentages applicable to the Covered Employees must be established by the Committee no later than 90 days after the beginning of the Fiscal Year for which the Incentive Plan Award pertains.

       (g) "Incentive Plan Award" means the annual incentive compensation award granted under the Plan which is contingent and based upon the attainment of the Performance Goals with respect to a Fiscal Year.

       (h) "Participant" shall mean (i) each executive officer of the Company and (ii) each other key employee of the Company or a Subsidiary who the Committee designates as a participant under the Plan. For each Fiscal Year, the Committee shall determine which of such executive officers and other key employees shall participate in the Plan. For any Fiscal Year for which "qualified performance-based compensation" is to be provided, the Committee shall designate the individual or classes of Covered Employees for such compensation no later than the 90(th) day of such Fiscal Year.

       (i) "Performance Goals" means the pre-established objective performance goals established by the Committee for each Fiscal Year. Solely with respect to Covered Employees, for any Fiscal Year for which the Plan is intended to provide "qualified performance-based compensation", Performance Goals applicable to the Covered Employees must be established by the Committee no later than 90 days after the beginning of the Fiscal Year to which the Performance Goals pertain. The Performance Goals may be based upon the performance of the Company or any Subsidiary, or division thereof, using one or more of the following operating performance measures selected by the
           Committee: (a) earnings; (b) revenue; (c) operating or net cash flows; (d) financial return ratios; (e) total stockholder return; (f) market share; (g) pre-tax profits; (h) earnings per share; or (i) net income. Separate Performance Goals may be established by the Committee for the Company or a Subsidiary, or division thereof. With respect to Participants who are not Covered Employees, the Committee may establish such other subjective or objective goals, including individual Performance Goals, which it deems appropriate. The preceding sentence shall also apply to Covered Employees with respect to any Incentive Plan Award not intended at time of grant to be "qualified performance-based compensation". Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index.

       (j) "Plan" shall mean the Waddell & Reed Financial, Inc. 1999 Management Incentive Plan, as set forth herein and as may be amended from time to time.

       (k) "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (including any proposed regulations).

       (l) "Subsidiary" shall mean any corporation in which the Company owns, directly or indirectly, stock representing more than 50% of the voting power of all classes of stock entitled to vote.

3.  ADMINISTRATION

    The Committee shall administer and interpret the Plan, PROVIDED THAT, in no event, shall the Plan be interpreted in a manner which would cause any amount payable under the Plan to any Covered Employee to fail to qualify as performance-based compensation under Section 162(m). The Committee shall establish the performance objectives for any calendar year in accordance with
Section 4 and certify whether such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive on all parties, but shall be based on such objective information or financial data as is relevant to the Performance Goal. Subject to the provisions of the Plan, the Committee shall have full discretionary authority to administer and interpret the Plan, to exercise all powers either specifically granted to it under the Plan or as are necessary or advisable in the administration of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which shall be binding on all persons, including the Company, the Participants (or any person claiming any rights under the Plan from or through any Participant), and any stockholder of the Company. A majority of the Committee shall constitute a quorum, and the Committee shall act pursuant to a majority vote or by unanimous written consent. The Committee may employ such legal counsel, consultants, and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant, or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction, or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

    The Committee may delegate its responsibilities for administering the Plan to one or more persons as the Committee deems necessary. However, the Committee may not delegate its responsibilities under the Plan relating to any Covered Employee where such delegation is prohibited under Code Section 162(m) pertaining to "qualified performance-based compensation".

4.  INCENTIVE PLAN AWARDS

       (a) PERFORMANCE GOALS. On or before April 1 of each year (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Incentive Plan Award for such year.

       (b) CERTIFICATION AND MAXIMUM AMOUNT PAYABLE. The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Fiscal Year becomes available, certify: (i) the degree to which each of the Performance Goals have been attained; and (ii) with respect to each qualifying Participant who is a Covered Employee, the amount of the Incentive Plan Award, if any, payable to such Participant. The Committee or its designee shall likewise certify the amount of the Incentive Plan Award, if any, payable with respect to a qualifying Participant who is not a Covered Employee. If the Committee certifies in writing that any of the performance objectives established for the relevant year under
           Section 4(a) have been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the calendar year for which the Incentive Plan Award is payable shall receive the Incentive Plan Award. The Incentive Plan Award shall be determined by multiplying the Incentive Percentage applicable to the Participant by the Participant's rate of base salary in effect for the last full payroll period of the Fiscal Year to which the Incentive Plan Award pertains. In no event, however, will an Incentive Plan Award for a Covered Employee exceed $5,000,000. To be eligible for payment of any Incentive Plan Award, the Participant must: (i) have performed the Participant's duties to the satisfaction of the Committee; (ii) have not engaged in any act deemed by the Committee to be contrary to the best interests of the Company; and
           (iii) otherwise complied with Company policies at all times prior to the date the Incentive Plan Award is actually paid. No Incentive Plan Award shall be paid to any Participant who does not satisfy each of the above. If a Participant's employment terminates for any reason (including, without limitation, his death, disability, or retirement under the terms of any retirement plan maintained by the Company or a Subsidiary) prior to the last day of the Fiscal Year for which the Incentive Plan Award is payable, such Participant shall receive an Incentive Plan Award equal to the maximum Incentive Plan Award payable to such Participant under the preceding sentence multiplied by a fraction, the numerator of which is the number of days that have elapsed during the calendar year in which the termination occurs prior to and including the date of the Participant's termination of employment and the denominator of which is 365.

       (c) NEGATIVE DISCRETION. Notwithstanding anything else contained in
           Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

       (d) AFFIRMATIVE DISCRETION. Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee an annual Incentive Plan Award for such year in an amount up to the maximum bonus payable under Section 4(b), based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring any person who is or becomes a Covered Employee, the Committee may provide for a minimum Incentive Plan Award amount in any calendar year, regardless of whether performance objectives are attained.

5.  PAYMENT

    Except as otherwise provided hereunder, payment of any Incentive Plan Award amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable Performance Goals have been attained (or, in the case of any Incentive Plan Award payable under the provisions of Section 4(d), after the Committee determines the amount of any such Incentive Plan Award). The Incentive Plan Award may be paid in whole or in part, in the discretion of the Committee, in Company stock options, with the remainder, if any, to be paid in cash.

6.  GENERAL PROVISIONS

       (a) EFFECTIVENESS OF THE PLAN. The Plan shall be effective with respect to calendar years beginning on or after January 1, 1999, subject to the approval of the Company's stockholders, and ending on or before December 31, 2003, unless the term hereof is extended by action of the Board.

       (b) AMENDMENT AND TERMINATION. Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue, or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance, or termination shall adversely affect the rights of any Participant in respect of any Fiscal Year which has already commenced and no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as "qualified performance-based compensation" under Section 162(m).

       (c) DESIGNATION OF BENEFICIARY. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

       (d) NO RIGHT OF CONTINUED EMPLOYMENT. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

       (e) NO LIMITATION ON CORPORATE ACTIONS. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

       (f) NONALIENATION OF BENEFITS. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets, or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators, or successors in interest.

       (g) WITHHOLDING. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state, and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

       (h) SEVERABILITY. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

       (i) GOVERNING LAW. The Plan shall be construed in accordance with and governed by the laws of the State of Kansas, without reference to the principles of conflict of laws except that any matters relating to the internal governance of the Company shall be governed by the general corporate laws of the state of Delaware.

       (j) HEADINGS. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

       (k) PLAN NOT FUNDED. Plan awards shall be made solely from the general assets of the Company. To the extent any person acquires a right to receive payments from the Company under the Plan, the right is no greater than the right of any other unsecured general creditor.

       (l) NO GUARANTEE. While a discretionary Incentive Plan Award may have been paid in the past, whether such payments will be made in the future will depend upon various factors, such as the Company's financial condition and performance. There is no guarantee that the Company will pay any such incentive. The Committee may, in its sole discretion, reduce, eliminate or increase, any Incentive Plan Award, except that the amount of any Incentive Plan Award intended to be "qualified performance-based compensation" may not be increased above the amount established for the Performance Goal and Incentive Percentage. The Company may withhold an Incentive Plan Award, or portions thereof, for any reason including gross misconduct (e.g., theft, dishonesty/compromised integrity, fraud, harassment, etc.) or any actions deemed to be contrary to the best interests of the Company by the Committee.

       (m) RIGHTS TO PAYMENTS. No absolute right to any Incentive Plan Award shall be considered as having accrued to any Participant prior to the close of the Fiscal Year with respect to which the award is made. No Participant shall have any enforceable right to receive any Incentive Plan Award made with respect to a Fiscal Year or to retain any payment made with respect thereto if for any reason the requirements of Section 4 are not satisfied.

                           WADDELL & REED FINANCIAL, INC.

                                       PROXY

                   FOR THE ANNUAL MEETING OF THE STOCKHOLDERS OF
                           WADDELL & REED FINANCIAL, INC.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Keith A. Tucker and Henry J. Herrmann, jointly and severally with full power of substitution, to represent and vote, as represented on the reverse side, all shares of Company Class A and Class B common stock which the undersigned holds of record and is entitled to vote at the Annual Meeting of Stockholders to be held at the office of the Company, 6300 Lamar Avenue, Overland Park, Kansas on the 28th day of April 1999 at 10:00 a.m.
(CDT), or any adjournment thereof. All shares votable by the undersigned, including shares held of record by agents or trustees for the undersigned as a participant in the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan, Torchmark Corporation Savings and Investment Plan, Liberty National Life Insurance Company 401(k) Plan and the Profit Sharing and Retirement Plan of Liberty National Life Insurance Company, will be voted in the same manner specified and in the discretion of the persons named above, or such agents or trustees, on such other matters as may properly come before the meeting.

ELECTION OF DIRECTORS:

     Keith A. Tucker, George J. Records, Sr., R.K. Richey and Louis T. Hagopian


          (change of address/comments)

     _________________________________________________________________________

     _________________________________________________________________________

     _________________________________________________________________________

     _________________________________________________________________________

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                        SEE REVERSE SIDE
--------------------------------------------------------------------------------
                                FOLD AND DETACH HERE

                                   Please mark
                                   your votes     [ X ]
                                   as indicated

THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

     The Board of Directors recommends a vote FOR:

                                                        FOR           WITHHELD
1.   Election of Directors (see reverse)               [ __ ]          [ __ ]

     FOR, except vote withheld from the following nominee(s):

     _______________________________________________

2. The Approval of the Waddell & Reed Financial, Inc. 1999 Management Incentive Plan

                     FOR               AGAINST             ABSTAIN
                    [ __ ]             [ __ ]               [ __ ]

3.   The Approval of Auditors

                     FOR               AGAINST             ABSTAIN
                    [ __ ]             [ __ ]               [ __ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                    IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executive administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature ______________________  Signature if held jointly ___________________

Dated __________________, 1999

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                                FOLD AND DETACH HERE

                           WADDELL & REED FINANCIAL, INC.

                               Stockholder Inquiries
                   For General Information Concerning Your Stock,
                                Call (877) 937-3625